Exhibit 99.1

FOR IMMEDIATE RELEASE

April 16, 2014

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Sanjay K. Bhasin Named President and Chief Executive Officer of the Federal Home Loan Bank of Dallas
Mr. Bhasin Succeeds Interim President and CEO Paul Joiner

DALLAS, TEXAS, April 16, 2014 — Today, the Federal Home Loan Bank of Dallas (Dallas Bank) announced that its Board of Directors has named Sanjay K. Bhasin as President and Chief Executive Officer, effective May 12, 2014. He succeeds Interim President and CEO Paul Joiner.

“I am excited to join the Federal Home Loan Bank of Dallas in May,” Mr. Bhasin said. “The Federal Home Loan Banks play a vital role serving the needs of community financial institutions across the U.S., and I look forward to working with the Board of Directors, management team and dedicated employees in Dallas to serve the members of Arkansas, Louisiana, Mississippi, New Mexico, and Texas.”

Currently, Mr. Bhasin is the Executive Vice President & Group Head, Members and Markets at the Federal Home Loan Bank of Chicago (Chicago Bank) where he helped strengthen the value proposition for members through enhanced products, services, and funding solutions. Mr. Bhasin has served in a leadership role at the Chicago Bank since 2004. Prior to joining the Chicago Bank, he was responsible for managing the interest rate risk associated with Bank One, NA’s mortgage pipeline holdings from 1999 to 2004.

“Sanjay is well known for his creative strategic thinking and high-energy leadership style. With a decade of experience in the Federal Home Loan Bank System, he has a deep understanding of the funding, balance sheet, and liquidity needs of community financial institutions,” said James H. Clayton, Chairman of the Dallas Bank’s Board of Directors. “The Board unanimously agreed that he is the right leader for the Dallas Bank as we seek to deliver a best-in-class experience to our member financial institutions and position ourselves to play a vital role in any future housing finance system.”

Mr. Bhasin succeeds Paul Joiner, who has served as the Dallas Bank’s Interim President and CEO since September 17, 2013. Mr. Joiner has served the Dallas Bank with distinction for 30 years, serving in various roles before assuming the position of Interim President and CEO. He will transition to his former role as Senior Vice President, Chief Strategy Officer.

“We are extremely grateful to Paul for his leadership during this transition period,” Mr. Clayton said, “and are happy that he’ll remain a part of the Dallas Bank’s management team.”

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 12 district banks in the FHLBank System created by Congress in 1932. FHLB Dallas, with total assets of $30.2 billion as of December 31, 2013, is a member-owned cooperative that supports housing and community development by providing competitively priced loans and other credit products to approximately 900 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico, and Texas. For more information, visit the FHLB Dallas website at fhlb.com.

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